Exhibit 99.1

News Release

Sprint Nextel

6200 Sprint Parkway

Overland Park, Kan. 66213

Media Contact:

Leigh Horner

703-433-3044

leigh.horner@sprint.com

Investor Contact:

Yijing Brentano

800-259-3755

investor.relations@sprint.com

Sprint Amends Terms of Credit Agreement

OVERLAND PARK, Kan. – Oct. 26, 2011 – Sprint Nextel Corp. (NYSE: S) today announced that it has amended the terms and increased by $150 million the total committed amount of its revolving credit facility, dated May 21, 2010. The total committed amount increased to $2.24 billion. In addition, the amendment modifies the definition of EBITDA to permit Sprint to add back in its calculation of EBITDA certain equipment net subsidy costs. This modification will impact the calculation of Sprint’s financial covenants for purposes of the credit facility.

As of September 30, 2011, Sprint’s total liquidity was approximately $5 billion, consisting of $4 billion in cash, cash equivalents and short-term investments and $1 billion of undrawn borrowing capacity available under its revolving bank credit facility. Sprint’s next scheduled debt maturities of $2.3 billion are due in March 2012.

About Sprint Nextel

Sprint Nextel offers a comprehensive range of wireless and wireline communications services bringing the freedom of mobility to consumers, businesses and government users. Sprint Nextel served more than 53 million customers at the end of 3Q 2011 and is widely recognized for developing, engineering and deploying innovative technologies, including the first wireless 4G service from a national carrier in the United States; offering industry-leading mobile data services, leading prepaid brands including Virgin Mobile USA, Boost Mobile, and Assurance Wireless; instant national and international push-to-talk capabilities; and a global Tier 1 Internet backbone. Newsweek ranked Sprint No. 3 in its 2011 Green Rankings, listing it as one of the nation’s greenest companies, the highest of any telecommunications company. You can learn more and visit Sprint at www.sprint.com or www.facebook.com/sprint and www.twitter.com/sprint.

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